Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

VAALCO Energy, Inc.

Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-197180, 333-183515 and 333-67858) of VAALCO Energy, Inc. and subsidiaries (the “Company”) of our reports dated March 13, 2017, relating to the consolidated financial statements, financial statement schedule and the effectiveness of the Company’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016.

/s/ BDO USA, LLP

Houston, Texas

March  13, 2017